Exhibit 10.10

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (the “Agreement”), dated July 19, 2011, (the “Effective Date”), is entered into by and between Interactive Communications International, Inc., a Florida corporation with its principal offices at 250 Williams Street, Suite M-100, Atlanta, GA 30303 (“InComm”), and Liquid Spins, Inc.5525 Erindale Drive, Suite 200, Colorado Springs, CO 80918 (“Company”).

WHEREAS, InComm, directly and through its affiliates, is in the business of selling, marketing and distributing various prepaid and other stored-value products; and

WHEREAS, Company directly and through its third part retail providers, is in the business of selling music digitally and through download codes placed on other physical products; and

WHEREAS, Company has created certain prepaid and/or stored-value products and services each of which operate only through a unique personal identification number; and

WHEREAS, Company acknowledges that InComm competes in the world-wide market for prepaid and/or stored-value products and services and has an established international marketing and distribution network for such products and services; and

WHEREAS, Company desires to contract exclusively with InComm to distribute and sell the Company’s  products through retail locations throughout the United States; and

WHEREAS, InComm desires to sell, market and distribute Company’s products at and from retail locations throughout the United States; and

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Card Program; Production.

(a)           Products.  The Company offers prepaid and/or stored-value products to consumers (collectively, the “Products”).  The initial Products to be offered by Company hereunder are Pre-Paid Gift Cards that sells digital music from our website and the Products offered hereunder shall include such other Products now or hereafter offered by Company via a PIN-based or card-based program.  Each of the Products will operate through a unique personal identification number (each a “PIN” and, collectively, the “PINs”), and shall be available in various denominations as agreed upon by the parties (“Face Values”).

(b)           Grant of Exclusive Rights.  Company hereby grants to InComm and its Affiliates the exclusive right to promote, market, distribute and sell the Products at retail locations throughout the United States.

(c)           Program.  InComm or Company will generate the PINs as mutually agreed by the parties which PINs will be distributed to retail stores, and ultimately sold to consumers in accordance with the terms of this Agreement.  The PINs will be printed by InComm on a physical card medium (the “Cards”), as set forth hereinbelow, with a designated or stored value.  The Cards may be in any form or design not in violation of this Agreement.  Company shall accept the Cards when properly presented and provide the applicable products or services to the consumer for the full Face Value of the Cards.  Company shall provide each consumer that acquires the Products from an InComm retailer with uninterrupted use of the Products in accordance, and consistent with, (i) all applicable federal, state and local statutes, laws, rules, regulations and ordinances and (ii) all marketing and promotional materials provided to the retail stores and consumers relating to the Products.

(d)           Card Production.  InComm will be responsible for the production of the Cards and delivery of the Cards to retailers.  The appearance of the Cards will be as determined by Company and InComm; provided, however, in any event each Card and its packaging shall be designed in a manner that enables the Cards to be activated at the point-of-sale in accordance with the requirements of InComm’s proprietary FastCard® POSA System.  Company shall be solely responsible for all disclosures required to be included on the Cards or packaging, including, without limitation, any disclosures required by applicable federal, state or local law.  Prior to InComm’s provision of Card production services, Company shall issue to InComm a purchase order reasonably satisfactory to InComm for the full cost of production of the Cards, pay the amount included in each such purchase order and, if applicable, supply InComm with PINs for each of the Cards to be produced by InComm.

2.           Term.  The initial term of this Agreement will commence upon the Effective Date and continue through January 1, 2013, unless earlier terminated in accordance with the termination provisions hereof (the “Initial Term”).  This Agreement shall be automatically extended after the Initial Term for successive consecutive terms of one (1) year (a “Renewal Term”) unless either party gives notice of termination at least ninety (90) days prior to the expiration of the term in effect or unless otherwise terminated in accordance with the termination provisions hereof.  The Initial Term and any Renewal Terms are sometimes collectively referred to herein as the "Term".

3.           Termination.

(a)           Material Breach.  Either party may terminate this Agreement upon a material breach by the other party, which the breaching party does not cure within thirty (30) days after receiving written notice thereof from the other party.

(b)           Accrued Rights.  No termination of this Agreement shall affect any accrued rights or obligations of either party as of the effective date of such termination, nor shall it affect any rights or obligations of either party, which are intended by their nature to survive any such termination, including, without limitation, the parties’ respective indemnification obligations under Section 7 and the limitations of liability under Section 8.

4.           Settlement; Payment and Returns.

(a)           Settlement.  InComm shall prepare and provide to Company each month, a summary report detailing the number of PINs activated from the retailers’ stores and the denomination of those PINs activated (i.e., the amount PINs activated per denomination and for the current month).  InComm shall deliver the activation summary report to Company by the fifth day of the month following the month that is covered by the summary report.  InComm will remit payment to Company for the full face value of the PINs activated at the retailers’ stores during that month, less (i) a commission and/or discount equal to 15% of the face value of the PINs activated (the “Commission/Discount”) and (ii)  the net value of all PINs deactivated or returned during the applicable period.

(b)           Payment Terms.  InComm shall pay Company the full activation value of the PINs, less the Commission/Discount and less the net value of all PINs deactivated or returned during the applicable period, no later than forty-five (45) days after the end of the applicable period.  InComm may offset against any and all amounts owed to Company any amounts owed to InComm or its Affiliates by Company under this Agreement or any other agreement with InComm or any of its Affiliates.

(c)           Billing Disputes.  The parties agree to negotiate in good faith for the purpose of resolving any billing disputes.

5.           Representations, Warranties and Covenants.

(a)           Company represents, warrants, covenants and agrees that (i) it will perform its obligations under this Agreement, including, without limitation, providing the Card program to consumers, in accordance with all applicable federal, state and local laws, rules and regulations; (ii) the Cards, Card packaging and all point of sale materials, created by or at the direction of Company, will fully comply with all applicable laws, rules and regulations, whether federal, state or local, and will not infringe upon or violate any other party’s intellectual property rights, including, without limitation, any patent, trademark or copyright; (iii) it has all licenses required to provide and sell the PINs and operate the Card program.

(b)           Each party represents and warrants that it is authorized to enter into and fully perform its respective obligations under this Agreement.

(c)           Company shall be solely responsible for providing the Card program to any consumer who presents a Card for redemption to Company.  Company further agrees to treat any Card presented with a stored value the same as a gift certificate and redeem the value stored on the Card the same as if presented in United States currency.

6.           Proprietary Information.  Except as expressly set forth herein, InComm and Company shall maintain in confidence the terms of this Agreement.  Pursuant to discussions which have taken place to date and pursuant to this Agreement, the Parties may disclose to one another certain information, as defined herein, which is considered by the disclosing party to be proprietary or confidential information (the "Proprietary Information").  Proprietary Information is defined as any information, communication or data, in any form, including, but not limited to oral, written, graphic or electronic forms, models or samples, which the disclosing party identifies as confidential or which is of such a nature that the receiving party should reasonably understand that the disclosing party desires to protect such information, communication or data against unrestricted disclosure or use, including without limitation, business information, financial data and marketing data.  All Proprietary Information shall remain the sole property of the disclosing party and its confidentiality shall be maintained and protected by the receiving party with the same degree of care as the receiving party uses for its own confidential and proprietary information, but in no event, less than a reasonable degree of care.  The receiving party shall not use the Proprietary Information of the other party except as necessary to fulfill its obligations under this Agreement, nor shall it disclose such Proprietary Information to any third party without the prior written consent of the disclosing party.  The restrictions on the use or disclosure of any Proprietary Information shall not apply to any Proprietary Information: (i) after it has become generally available to the public without breach of this Agreement by the receiving party; (ii) is rightfully in the receiving party's possession prior to disclosure as evidenced by competent written proof; (iii) is independently developed by the receiving party without reliance on the Proprietary Information; (iv) is rightfully received by the receiving party from a third party without a duty of confidentiality; or (v) is disclosed under operation of law.  In the event the receiving party is required to disclose any Proprietary Information under operation of law, the receiving party shall: (i) give at least thirty (30) days prior written notice of such disclosure to the disclosing party; (ii) limit such disclosure to the extent practicable; and (iii) make such disclosure only to the extent so required.

7.           Indemnification.  Each party shall defend, indemnify and hold the other party its Affiliates and their respective officers, employees and agents harmless from and against any third party claim, action, loss, damage, liability (including without limitation any liability arising under federal, state or other tax laws) and expense, including without limitation reasonable attorney’s fees and costs, arising from or in connection with (i) the indemnifying party’s breach of this Agreement and/or (ii) the negligent acts or omissions of the indemnifying party.

8.           Limitation of Liability.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ARISING FROM BREACH OF CONTRACT OR WARRANTY OR FROM NEGLIGENCE OR STRICT LIABILITY), INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, REVENUE, DATA, OR USE, OR FOR INTERRUPTED COMMUNICATIONS, OR FROM ANY DEFECT, ERROR, OR MALFUNCTION OF ANY SERVICE; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION WILL NOT APPLY TO DAMAGES OR OTHER AMOUNTS PAYABLE UNDER PARAGRAPHS 1(b), 6, 7, 10, 13 AND 14(e) EVEN IF THE OTHER PARTY OR ANY OTHER PERSON HAS BEEN ADVISED OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES.

9.           Equitable Relief.  Notwithstanding any provision of this Agreement to the contrary, the Company acknowledges and agrees that any breach or attempted breach of the Grant of Exclusive Rights set forth in paragraph 1(b) above or the non-circumvention obligations in Section 13 below will cause InComm to suffer irreparable injury, including, but not limited to, harm to goodwill, diminishment of competitive positions in the marketplace, and lost opportunities to distribute unique products, the dollar value of which will be difficult, if not impossible, to determine.  Therefore, in the event of any such breach or attempted breach of InComm’s exclusive rights or Company’s non-circumvention obligations, InComm shall be entitled to the entry of temporary or permanent injunctions and orders of specific performance enforcing its exclusive rights and/or Company’s non-circumvention obligations under this Agreement.  To the extent permitted by applicable law, such relief shall be available without the necessity of posting a bond, cash or otherwise.  Such equitable relief shall be in addition to, and in no way shall limit, any other rights or remedies which InComm may have at law or in equity.

10.           Logos.  The parties acknowledge and agree that the products and services marketed, distributed, serviced or otherwise covered under or contemplated by this Agreement may contain names, images and/or logos provided by Company or at Company’s request.  As a condition of the execution and delivery of this Agreement by Company, and as an ongoing condition of this Agreement, Company represents and warrants to InComm and its affiliates that it has the right to use, whether by ownership or license, such names, images and/or logos without the consent or approval of any person or entity and the use thereof does not violate any agreement binding upon Company nor any patent, copyright, trademark, service mark or other right of any person.  Company shall indemnify, hold harmless and defend InComm and its affiliates in connection with any claim, damage, liability, loss, judgment or other deficiency against InComm and/or any of its affiliates arising out of, resulting from or related to the use of such names, images and/or logos.  Company agrees that InComm and its affiliates and its retailers shall have the right to use both photographic and artistic depictions of cards produced under this Agreement for marketing, advertising, sales and promotional purposes.

11.           InComm Technology.  Title and ownership of the technology that may be utilized to provide the transaction processing services to activate the PINs, including without limitation, any communications specifications supplied by InComm, InComm's FastCard POSA System, InComm FastPIN Electronic PIN Delivery System and any other services delivered by InComm to Company, the retailers or the consumers under this Agreement, including any modifications or enhancements thereto or derivative works created therefrom (collectively, the “InComm Technology”), shall remain vested solely in InComm.  Company shall have no ownership rights or other rights in the InComm Technology.

12.           Intentionally omitted.

13.           Non-Circumvention.   Company shall not for themselves, or any third party, directly or indirectly solicit or induce, or in any manner attempt to solicit or induce, any client, supplier, strategic partner, strategic alliance, or consultant of InComm and/or its Affiliates (each an “InComm Contact”) (i) to take any action to cause or encourage any InComm Contact to cease being in or take any action to discontinue any relationship with InComm and/or its Affiliates; (ii) to cause or encourage any InComm Contact to divert any business from InComm and/or its Affiliates or attempt to deal directly with any InComm Contact in an attempt to circumvent InComm and/or its Affiliates; or (iii) to otherwise interfere with, disrupt or attempt to interfere with or disrupt the relationship, contractual or otherwise, between InComm and/or its Affiliates and any InComm Contact provided, however, that nothing contained in this paragraph 13 shall prevent Company from transacting with any InComm Contact without InComm and/or its Affiliates being part of such transaction so long as Company does not cause or encourage such InComm Contact not to include InComm and/or its Affiliates as part of such transaction.

14.           Miscellaneous.

(a)           Notice.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by a reputable and recognized receipted overnight delivery service (such as FedEx), to the party to be notified at the addresses set forth below:

If to InComm:	InComm 250 Williams Street Suite M-100 Atlanta, GA 30303 Attn: Brooks Smith, CEO	If to Company:	Liquid Spins, Inc. 5525 Erindale Drive Suite 200 Colorado Springs, CO 80918 Attn: Herman DeBoard, CEO

With a copy to:	Legal Department	With a copy to:	Legal Department

or such other address as may be designated by either party hereto by written notice to the other as hereinabove provided.  No notice will be deemed given unless actually received or unless delivery thereof has been refused.

(b)           No waiver of rights.  Failure of either party at any time to require the other party’s performance of any obligation under this Agreement shall not affect the right to require performance of this obligation.  Any waiver by either party of any breach of any provision hereof shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver or modification of the provision itself, or a waiver of modification of any right under this Agreement.

(c)           Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Florida, regardless of conflict of law principals.  The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of the State of Florida located in Palm Beach County or in the United States District Court for the Southern District of Florida, for the purposes of any suit, action or other proceeding arising out of this Agreement or the subject matter hereof brought by any party hereto; and hereby waive and agree not to assert as a defense or otherwise, in any such suit action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced by such court.

(d)           Severability.  In the event any portion of this Agreement may be determined by any governmental body having jurisdiction hereover, or by any court of competent jurisdiction, to be unenforceable, the balance of the Agreement shall be severed therefrom and shall remain in full force and effect unless a failure of consideration would thereby result.

(e)           Attorneys’ Fees.  If any legal action is necessary in order to enforce any of the terms of the Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs from the non-prevailing party.

(f)           Assignment.   Neither party may assign this Agreement to any other party without the prior written consent of the non-assigning party, which consent shall not be unreasonably withheld; provided however, that no consent from the non-assigning party shall be necessary in the event this Agreement is assigned to a party’s Affiliate, provided that such Affiliate (i) is not a competitor of the non-assigning party, (ii) agrees in writing to be bound by and comply with the terms and conditions of this Agreement prior to the effective date of such assignment, and (iii) has creditworthiness that is equal to or greater than the assigning party’s creditworthiness.  The assigning party shall promptly notify the other party in writing of assignment of this Agreement to an Affiliate.  For purposes hereof, “Affiliate” means a Person, which, directly or indirectly, owns or controls, is owned or is controlled by or is under common ownership or control with, another Person.  As used herein, “control” means the power to direct the management or affairs of an entity, and “ownership” means the beneficial ownership of more than 50% of the voting equity securities or other equivalent voting interests of the Person.  As used herein “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, firm or other entity, or a government or any political subdivision or agency, department or instrumentality thereof or any trustee, receiver, custodian or similar official.

(g)           No Agency/Independent Contractor Status.  This Agreement does not create an employer-employee relationship between Company and InComm.  Nothing in the Agreement will be construed to create, authorize or constitute a partnership, joint venture or agency relationship of any kind.  Neither party shall have the authority to bind the other to any obligation or liability except as provided in this Agreement.

(h)           Amendment.  This Agreement may be amended or modified only by an instrument in writing signed by authorized representatives of the parties hereto.

(i)           Headings/Counterparts.  The headings of the items and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify the meaning of such items and paragraphs.  Any number of counterparts of this Agreement may be signed and delivered and each shall be considered an original and together they shall constitute one agreement.

(j)           Press Releases.  Any press releases or public announcements regarding the subject matter hereof must have prior written approval of both parties prior to distribution, which approval shall not be unreasonably withheld or delayed.

(k)           Conflicts Between Agreements.  In the event of a conflict between the provisions of this Agreement and any other agreement to which InComm and Company are parties with respect to InComm’s marketing and/or distribution of the Cards, this Agreement shall control.

(l)           Entire Agreement.  This Agreement sets forth the entire understanding and supersedes prior agreements between the parties relating to the subject matter contained herein and merges all prior discussions between them, and neither party shall be bound by any definition, condition, provision, representation, warranty, covenant or promise other than as expressly stated in this Agreement or as it contemporaneously or subsequently set forth in writing and executed by a duly authorized officer or representative of the party to be bound thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

INTERACTIVE COMMUNICATIONS                                                                                                Liquid Spins, Inc.
INTERNATIONAL, INC.

By: /s/ Brian Parlotto                                                                                                                              By:  /s/ Herman DeBoard
Printed Name: Brian Parlotto                                                                                                                Printed Name: Herman DeBoard
Title:  SVP, Consumer Products                                                                                                           Title: CEO
Date: 6/9/2011                                                                                                                                          Date: 6/13/2011